SUMMARY PROSPECTUS FOR NEW INVESTORS
Dated: May 1, 2025

Symetra Trek® Frontier
Individual Single Premium Deferred Index-Linked Annuity Contract

Issued By:

SYMETRA LIFE INSURANCE COMPANY

This Summary Prospectus summarizes key features of Symetra Trek Frontier, an individual single premium deferred index-linked annuity contract (the “Contract”). Before you invest, you should also review the statutory prospectus for the Contract, which contains more information about the Contract’s features, benefits, and risks. You can find this document and other information about the Contract online at www.symetra.com/RILAresources. You can also obtain this information at no cost by calling 1-800-796-3872, extension 22136 or by sending an email request to regulatoryreports@symetra.com.

You may cancel your Contract within 10 days of receiving it without paying fees or penalties (although we may apply a Contract adjustment) by returning it to us or to your registered representative. In some states, this cancellation period may be longer. Upon cancellation, depending on the state where your Contract is issued, you will receive either a full refund of the amount you paid with your application, or your total Contract Value. You should review this prospectus, and consult with your investment professional, for additional information about the specific cancellation terms that apply.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Additional information about certain investment products, including registered index-linked annuity contracts, has been prepared by the Securities and Exchange Commission’s staff and is available at www.Investor.gov.

APPENDIX: INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT	A-1

DEFINED TERMS

We have used simple, clear language as much as possible in this prospectus. However, by the very nature of the Contracts certain technical words or terms are unavoidable. We have identified the following as some of these words or terms.

Accumulation Phase	The period beginning on the Contract Date and ending on the Annuity Date.

Adjusted Index Return	The net change percentage in the Index Value of an Index from the start of an Interest Term to the end of the Interest Term, after any applicable adjustment for the Indexed Interest Cap, and either the Indexed Interest Buffer or the Indexed Interest Floor. The Adjusted Index Return for an Indexed Account represents the rate at which we credit interest at the end of an Interest Term. The Adjusted Index Return may be positive, negative, or equal to zero.

Allocation Date	The date when the Purchase Payment is allocated to the Fixed Account and/or one or more of the Indexed Accounts for the initial Interest Term. The Allocation Date will be the next 7th or 21st calendar day of a month, whichever occurs first, after the Contract Date. If this date is not a Business Day, the allocation will occur on the next Business Day.

Annuity Date	The date the Income Phase begins.

Base Value	For each Indexed Account in which you invest, your Base Value is an amount used to calculate (i) your Indexed Account Value on the first Business Day of the Interest Term; (ii) your Interim Value on each other Business Day of the Interest Term (except the last Business Day); and (iii) your Indexed Interest on the last Business Day of the Interest Term. Your Base Value is not a cash value under the Contract.

Beneficiary	The person or entity designated by the Owner to receive any Contract benefits upon the Owner's death.

Business Day	Any day that the New York Stock Exchange (“NYSE”) is open for regular trading. A Business Day ends at the same time that regular trading on the NYSE closes (typically 4:00 PM Eastern Time).

Cash Surrender Value	The amount that you will receive if you surrender your Contract (i.e., take a full withdrawal) during the Accumulation Phase. The Cash Surrender Value equals your Contract Value minus any surrender charge and any applicable taxes payable by us and not previously deducted.

Contract	The Symetra Trek® Frontier Contract, which is a single premium deferred index-linked annuity contract between Symetra Life and you, as the Owner.

Contract Date	The first Business Day that the Contract is in force and the date from which we measure the Contract Anniversaries and Contract Years.

Contract Value	The total amount attributable to your Contract during the Accumulation Phase at any given time. Prior to the Allocation Date, your Contract Value is the amount attributable to your Contract held in the Fixed Holding Account. After the Allocation Date, your Contract Value is the sum of your Indexed Account Values and your Fixed Account Value at any given time. Your Contract Value may not necessarily equal your Cash Surrender Value.

Contract Year	The 12-month period starting on the Contract Date and each anniversary of your Contract Date while the Contract remains in force.

Crediting Method	The Crediting Methods are used to calculate the Indexed Interest for an Indexed Account. The Crediting Methods are also taken into account when calculating Interim Values.

Fixed Account	The investment option under the Contract that provides for guaranteed interest, and is subject to a guaranteed minimum interest rate. The Fixed Account is part of the General Account.

Fixed Account Value	The amount of your Contract Value allocated to the Fixed Account at any given time.

Fixed Holding Account	The account in which your Purchase Payment is held until the Allocation Date. The Fixed Holding Account provides for guaranteed interest, subject to a guaranteed minimum interest rate. The Fixed Holding Account is part of the General Account.

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General Account	The account that holds all of Symetra Life's assets, including all assets held in the Fixed Holding Account, the Fixed Account, and Separate Account RINA. The General Account does not include those assets held in Separate Account RITX or other Symetra Life separate accounts.

Guaranteed Minimum Indexed Interest Cap	The minimum Indexed Interest Cap for any given Indexed Account. We will not declare an Indexed Interest Cap less than 2% during the Surrender Charge Period or 1% after the Surrender Charge Period ends.

Home Office	Our address where communications must be sent.

Income Phase	The period beginning on the Annuity Date during which we make annuity payments to the Payee(s).

Index	The market index used to determine the Index Return for an Indexed Account. Each Index is comprised of or defined by certain securities or by a combination of certain securities and other instruments.

Index Return	The net change percentage in the Index Value of an Index from the start of an Interest Term to the end of the Interest Term, before any applicable adjustment for the Indexed Interest Cap and either the Indexed Interest Buffer or the Indexed Interest Floor.

Index Value	The closing value of the Index on any Business Day. If an Index Value is not published for a Business Day, we will use the closing Index Value from the next Business Day.

Indexed Accounts	The investment options under the Contract that provide for credited interest (either positive, negative, or equal to zero) based on the performance of a particular Index and the applicable Crediting Method. Each Indexed Account also includes the Return Lock feature.

Indexed Account Value	During an Interest Term, you have an Indexed Account Value for each Indexed Account in which you invest. On the first Business Day of an Interest Term, your Indexed Account Value equals your Base Value. Except when the Return Lock has been exercised during the Interest Term, on each other Business Day (except the last Business Day), your Indexed Account Value equals your Interim Value. On the last Business Day, your Indexed Account Value equals your Base Value multiplied by the sum of 1 plus the Adjusted Index Return (Base Value x (1 + Adjusted Index Return)).

Indexed Interest	The dollar amount of interest credited under an Indexed Account at the end of an Interest Term. Indexed Interest can be positive, negative or equal to zero.

Indexed Interest Buffer	An element of a type of Crediting Method. The Indexed Interest Buffer represents the maximum negative Index Return that will not result in a negative Adjusted Index Return for a given Interest Term. It provides limited protection against negative Indexed Interest.

Indexed Interest Cap	An element of each Crediting Method. The Indexed Interest Cap represents the maximum Adjusted Index Return that can be credited under an Indexed Account for an Interest Term. It limits the potential positive Indexed Interest that may be credited during an Interest Term. Each Indexed Account has its own Indexed Interest Cap.

Indexed Interest Floor	An element of a type of Crediting Method. The Indexed Interest Floor represents the maximum negative Adjusted Index Return for a given Interest Term. It provides limited protection against negative Indexed Interest.

Interest Term	The investment period over which performance of an Index is measured to determine Indexed Interest, or, for the Fixed Account, the period over which interest is credited at a specified declared rate. For Indexed Accounts, depending on the Crediting Method and Index selected, we offer one and six year Interest Terms. At the beginning of each Interest Term, your Contract Value may be allocated among the Fixed Account and/or one or more Indexed Accounts. You may not transfer your Contract Value out of an Indexed Account or the Fixed Account until the end of its Interest Term.

Interest Term Year	The initial Interest Term Year is the 12-month period beginning on the Allocation Date and ending on the 7th or 21st calendar day of the month that is closest to the anniversary of your Allocation Date. Subsequent Interest Term Years are consecutive and will also begin and end on the 7th or 21st calendar day of the month that is closest to an anniversary of your Allocation Date.

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Interim Value	The Interim Value represents the daily value of the underlying hypothetical instruments of your Indexed Account. This value is used in calculating your Indexed Account Value on any Business Day during an Interest Term except for the first and last Business Days of the Interest Term.

Owner	The person(s) or legal entity entitled to exercise all rights and privileges under the Contract. Any reference to Owner in this prospectus includes any joint Owner. References to “you” in this prospectus refer to the Owner or a prospective Owner.

Payee	The person(s) or entity (or entities) designated by you to receive annuity payments during the Income Phase. You are the Payee unless you designate another person or entity as the Payee.

Purchase Payment	The single premium paid to us under the Contract, less any applicable taxes due at the time the payment is made.

Return Lock	A feature under the Contract for each Indexed Account. If you exercise the Return Lock feature during an Interest Term, your Indexed Account Value will remain equal to its value as of the Return Lock Date and will not change for the remainder of the Interest Term unless you take a withdrawal. You do not receive Indexed Interest at the end of an Interest Term if you exercise the Return Lock feature.

Return Lock Date	The Business Day on which we process your request to exercise the Return Lock.

Separate Account	Any reference to the Separate Account in this prospectus includes both Symetra Separate Account RINA and Symetra Separate Account RITX, unless otherwise noted. If your Contract was issued in a state other than Alaska, Texas or Washington, any assets allocated to the Indexed Accounts are allocated to Symetra Separate Account RINA, which we established under the laws of Iowa. Assets in Separate Account RINA are part of Symetra's General Account and are chargeable with the claims of any of our contract owners as well as our creditors and are subject to the liabilities arising from any of our other business. If your Contract was issued in Alaska, Texas or Washington, any assets allocated to the Indexed Accounts are allocated to Symetra Separate Account RITX, which we established under the laws of Iowa. Assets in Symetra Separate Account RITX are not part of Symetra's General Account and are not subject to our creditors. Neither Symetra Separate Account RINA nor Symetra Separate Account RITX are registered under the Investment Company Act of 1940, as amended.

Symetra Life (or the "Company," "we," "us," or "our")	Symetra Life Insurance Company.

Transfer Notice Deadline	For the Fixed Account, two Business Days prior to the end of the Interest Term. For an Indexed Account, two Business Days prior to the end of the Interest Term if the Return Lock feature has not been exercised for that Indexed Account. If the Return Lock feature has been exercised for that Indexed Account, during that Interest Term, two Business Days prior to the end of any Interest Term Year.

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OVERVIEW OF THE CONTRACT

PURPOSE
The Contract is designed to help you invest on a tax-deferred basis and meet long-term financial goals, such as retirement funding. During the Accumulation Phase, you may access your money under the Contract by taking withdrawals of your Contract Value. During the Income Phase, we pay guaranteed income in the form of annuity payments. The Contract also has a death benefit that may become payable during the Accumulation Phase. All payments under the Contract are subject to the terms and conditions described in this prospectus.

The Contract is appropriate for you if you have a long investment time-horizon and are interested in potential tax-deferred growth. You should not buy the Contract if you are looking for a short-term investment, if you plan on taking withdrawals before the end of the surrender charge period, or if you anticipate taking significant withdrawals from your Indexed Account Values. See the section titled “Principal Risks of Investing in the Contract” in the statutory prospectus.

ACCUMULATION PHASE
During the Accumulation Phase, you may allocate your Purchase Payment to one or more of the Indexed Accounts that are available under the Contract and the Fixed Account. Each Indexed Account is tied to an Index and has an applicable Crediting Method. Each Crediting Method permits positive interest to be credited, subject to a limit (the upside potential feature), and provides limited protection against negative interest (the downside protection feature). At the end of an Interest Term, we will credit Indexed Interest, which may be positive, negative, or zero, to amounts allocated to an Indexed Account based, in part, on the performance of a particular Index. Depending upon market conditions, you can gain or lose Contract Value in any of the Indexed Accounts. Your Contract Value in the Indexed Accounts will increase or decrease as a result of the investment performance of the Index. You could lose a significant amount of money if the Index declines in value.

Depending on the Indexed Account selected, we offer one-year and six-year Interest Terms.

You may also choose to invest all or a portion of your Contract Value for one or more Interest Terms in the Fixed Account. Amounts allocated to the Fixed Account earn compounded interest at a fixed rate for the duration of an Interest Term.

Additional information about each of the investment options available under the Contract is provided in Appendix A: Investment Options Available Under the Contract.

CREDITING METHODS
To determine the Indexed Interest credited to an Indexed Account at the end of an Interest Term, we calculate the Adjusted Index Return for that Indexed Account, which is the rate of interest that will be credited to your Indexed Account Value. We calculate the Adjusted Index Return by applying the applicable Crediting Method. We offer the following Crediting Methods.

•Point to Point with Indexed Interest Buffer and Indexed Interest Cap
•Point to Point with Indexed Interest Floor and Indexed Interest Cap

Each Crediting Method measures the Index Return, which is the net performance of the applicable Index between the beginning and end of an Interest Term (i.e., “Point to Point”). We calculate the Adjusted Index Return by adjusting the rate of the Index Return for the applicable Indexed Interest Cap, Indexed Interest Floor, and/or Indexed Interest Buffer.

Indexed Interest Cap. We limit the positive Index Return used in calculating the Indexed Interest credited to an Indexed Account at the end of each Interest Term using the applicable Indexed Interest Cap. The Indexed Interest Cap represents the maximum positive Adjusted Index Return for a given Interest Term. For example, if you are allocated to an Indexed Account with an Indexed Interest Cap of 8% and, at the end of an Interest Term, the Index Return is 15%, we would credit Indexed Interest at the Adjusted Index Return of 8% (the Index Return up to the Indexed Interest Cap) at the end of the Interest Term, meaning your Indexed Account Value will increase by 8%. In this example, the Indexed Interest Cap limited your potential gain. We set the Indexed Interest Caps at our discretion; however, they will never be less than 2% during the surrender charge period or 1% thereafter.

Indexed Interest Buffer. We also limit the negative Index Return used in calculating the Indexed Interest credited to an Indexed Account at the end of each Interest Term using the applicable Indexed Interest Buffer. The Indexed Interest Buffer represents the amount of negative Index Return that you are protected from before you are credited with negative Indexed Interest. In other words, the Indexed Interest Buffer is the maximum negative Index Return that will not result in a negative Adjusted Index Return for a given Indexed Account. If the negative Index Return exceeds the Indexed Interest Buffer, you are credited with the portion of the negative Index Return that exceeds the Indexed Interest Buffer. The Indexed Interest Buffer provides protection from a negative Index Return of up to 10%, 20% or 30% depending on the Indexed Account selected. For example, if the Index Return is -15% and the Indexed Interest Buffer is 10%, the negative Index Return exceeds the Indexed Interest Buffer and we would credit Indexed Interest at an Adjusted Index Return of -5% (the portion of negative Index Return that exceeds the Indexed Interest Buffer) at the end
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of the Interest Term. This means that your Indexed Account Value will decrease by 5%. In this example, the Indexed Interest Buffer provided downside protection because it limited your loss from -15% to -5%, but it did not provide complete downside protection. Using the same example but with an Indexed Interest Buffer of 20%, the negative Index Return does not exceed the Indexed Interest Buffer and we would credit Indexed Interest at an Adjusted Index Return of 0%, meaning that your Indexed Account Value would not change due to negative Index performance. In this example, the Indexed Interest Buffer provided complete downside protection by preventing you from receiving negative Indexed Interest. The Indexed Interest Buffer for each applicable Indexed Account will not change for the life of your Contract. It is possible that we will change the Indexed Interest Buffer for Contracts issued in the future, and that future Contracts may have different Indexed Interest Buffers for different Indexed Accounts.

Indexed Interest Floor. The Indexed Interest Floor represents the maximum negative Adjusted Index Return under an Indexed Account for a given Interest Term. In other words, the Indexed Interest Floor represents the most negative Indexed Interest that you can be credited under an Indexed Account for an Interest Term. For those Crediting Methods with the Indexed Interest Floor, the Indexed Interest Floor is set at a loss of 10%. This may also be expressed as a floor equal to negative 10% (or -10%). For example, if the Index Return is -15% and the Indexed Interest Floor is -10%, we would compare the Indexed Interest Floor of -10% to the Index Return of -15% and credit Indexed Interest to your Base Value at the Adjusted Index Return of -10% (the negative Index Return up to the Indexed Interest Floor), meaning that your Indexed Account Value will decrease by 10%. In this example, the Indexed Interest Floor provided downside protection by limiting your loss. The -10% Indexed Interest Floor will apply to every Indexed Account with an Indexed Interest Floor and will not change for the life of your Contract. It is possible that we will change the Indexed Interest Floor for Contracts issued in the future and that future Contracts may have different Indexed Interest Floors for different Indexed Accounts.

We do not guarantee that the Contract will always offer Indexed Accounts that limit Index losses, which would mean risk of loss of the entire amount invested.

INCOME PHASE (ANNUITY PAYMENTS)
You can elect to annuitize your Contract and receive a fixed stream of Income Payments (sometimes called annuity payments) beginning on the Annuity Date. As of the Annuity Date, the only payments that we will make under the Contract are annuity payments (or a lump sum payment). It will not be possible to take withdrawals and all contract benefits, including the death benefit, will terminate. Once your Contract enters the Income Phase, you cannot switch back to the Accumulation Phase.

You may select from four annuity options under the Contract. The available annuity options are:
•Life Annuity;
•Life Annuity with Guaranteed Period;
•Joint and Survivor Life Annuity; or
•Joint and Survivor Life Annuity with Guaranteed Period.

All annuity payments will be made on a fixed basis. The annuity options are discussed in more detail in the statutory prospectus section titled "Annuity Payments.”

CONTRACT FEATURES
Investment Options. You may allocate your Purchase Payment and transfer Contract Value at the end of an Interest Term to any Indexed Account and Fixed Account we make available. Each Indexed Account is tied to a market index and has an applicable Crediting Method. Each Crediting Method permits positive interest to be credited, subject to a limit, and provides limited protection against negative interest. At the end of an “Interest Term,” we will credit to your Contract an amount of interest (“Indexed Interest”), which may be positive, negative, or equal to zero, based on the Index performance and Crediting Method of the Indexed Account you invest in.

You may also choose to invest all or a portion of your Contract Value for one or more Interest Terms in the Fixed Account. Amounts allocated to the Fixed Account earn compounded interest at an annual fixed rate for the duration of an Interest Term, subject to a guaranteed minimum rate of 1%. The effective annual interest rate represents the rate of daily compounded interest over a 12-month period.

Transfers. During the Accumulation Phase and at the end of each Interest Term, you can transfer Contract Value among the Indexed Accounts, and between the Indexed Accounts and the Fixed Account, free of charge. Transfers are not permitted at any other time unless you exercise the Return Lock feature. If the Return Lock feature is exercised, you may make a transfer at the end of the Interest Term Year following the exercise of the Return Lock feature. Transfers are discussed in the statutory prospectus section titled “Transfers.”

Withdrawals. You may take withdrawals from your Contract at any time during the Accumulation Phase. If you take a partial withdrawal or surrender your Contract (i.e., a full withdrawal), your withdrawal may be subject to a surrender charge, taxes, and a 10% additional federal tax if taken before age 59½. In addition, withdrawals from an Indexed Account prior to the end of an Interest Term, will be based on the Interim Value of the Indexed Account, and will cause a proportional reduction (which may be
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significant) to your Base Value. A proportional reduction could be larger than the dollar amount of your withdrawal. If you plan on taking withdrawals, this Contract may not be appropriate for you. You should speak with a financial professional about how taking withdrawals, especially repetitive withdrawals, can negatively impact your investment in the Contract. See the section in the statutory prospectus titled “Access to your Money During the Accumulation Phase” for additional information.

Repetitive Withdrawals. Repetitive withdrawals allow you to automatically withdraw payments of a pre-determined dollar amount or a fixed percentage of Contract Value on a monthly, quarterly, semi-annual or annual basis. The minimum amount for each repetitive withdrawal is $500. You may request repetitive withdrawals by completing the appropriate form and sending it to our Home Office. Withdrawals from the Indexed Accounts during an Interest Term will be based on the Interim Value of the Indexed Account and may be subject to surrender charges, taxes and tax penalties.

Free Withdrawal Amount. Each Interest Term Year, you may take withdrawals up to the free withdrawal amount without the imposition of surrender charges. Any aggregate withdrawals in excess of your free withdrawal amount may be subject to surrender charges. After the sixth Contract Year, no surrender charge applies under the Contract.

Death Benefit. If you die during the Accumulation Phase, your Contract provides for a death benefit equal to the greater of:

(a)Your Contract Value; or
(b)Your Purchase Payment, reduced proportionately by the percentage reduction in the Indexed Account Values and the Fixed Account Value for each partial withdrawal, including the impact of any surrender charge deduction.

The death benefit is not payable during the Income Phase and will terminate without value as of the Annuity Date. The death benefit is discussed in more detail in the statutory prospectus section titled "Benefits Available Under the Contract”

Return Lock. For no additional cost, the Contract includes a “Return Lock” feature for each Indexed Account. If you exercise the Return Lock feature during an Interest Term, your Indexed Account Value will remain equal to its value as of the Return Lock Date and will not change for the remainder of the Interest Term unless you take a withdrawal. You do not receive Indexed Interest at the end of an Interest Term if you exercise the Return Lock feature. See the statutory prospectus section titled “Return Lock” for more information.

Contract Adjustment. You could lose a significant amount of money due to the Interim Value calculation if amounts are removed from an Indexed Account or from the Contract prior to the end of an Interest Term. Surrenders, partial withdrawals (including repetitive withdrawals), death benefit payments, and annuitization from the Indexed Accounts prior to the end of an Interest Term will be based on the Interim Values of the Indexed Accounts.
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IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT

FEES, EXPENSES AND ADJUSTMENTS
Are there Charges or Adjustments for Early Withdrawals?
Yes. If you take a withdrawal during the first 6 Contract Years, you may be assessed a surrender charge of up to 8% of the amount withdrawn (9% for Contracts purchased prior to May 1, 2024). For example, if you invest $100,000 in the Contract and make an early withdrawal, you could pay a surrender charge of up to $8,000. This loss will be greater if there is a negative Interim Value calculation, taxes, or tax penalties.

If all or a portion of the Contract Value is removed from an Indexed Account or from the Contract prior to the end of an Interest Term, we will apply an Interim Value calculation to the Indexed Account Value which may be negative. In extreme circumstances, you could lose up to 100% of your investment due to the Interim Value calculation. For example, if you allocate $100,000 to an Indexed Account with a 6 year Interest Term, and later withdraw the entire amount before the 6 years have ended, you could lose up to $100,000 of your investment. This loss will be greater if you also have to pay a surrender charge, taxes, and tax penalties.

For more information, see the statutory prospectus section titled “Charges and Adjustments”.
Are there Transaction Charges?	No. There are no charges for transactions other than surrender charges and Contract adjustments.
Are there Ongoing Fees and Expenses (annual charges)?
No. However, there is an implicit ongoing fee on Indexed Accounts to the extent that your participation in Index gains is limited by us through the use of the Indexed Interest Cap. This means that your returns may be lower than the Index’s returns. In return for accepting this limit on Index gains, you will receive some protection from Index losses. This implicit ongoing fee is not reflected in the tables below.

For more information, see “Charges and Adjustments,” “Investment Options,” and “Additional Information on the Indexed Accounts” in the statutory prospectus.

RISKS
Is there a Risk of Loss from Poor Performance?
Yes. You can lose money by investing in the Contract.

The following chart shows the maximum percentage of your investment you could lose due to negative Index performance after taking into account the current limits on Index loss provided under the Contract.

Crediting Method	Maximum Potential Loss % for Negative Performance
Indexed Interest Floor	10%
10% Indexed Interest Buffer	90%
20% Indexed Interest Buffer	80%
30% Indexed Interest Buffer	70%

We do not guarantee that the Contract will always offer Indexed Accounts that limit Index losses, which would mean risk of loss of the entire amount invested.

For more information, see the statutory prospectus sections titled “Principal Risks of Investing in the Contract,” “Investment Options,” and “Additional Information on the Indexed Accounts.”

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RISKS
Is this a Short-Term Investment?
No. The Contract is not a short-term investment and is not appropriate if you need ready access to cash. The benefits of tax deferral and living benefit protections also mean the Contract is more beneficial to investors with a long-time horizon. Tax penalties may apply to withdrawals taken before age 59 ½. Withdrawals from the Contract may be subject to a surrender charges, taxes, and tax penalties. Amounts removed from an Indexed Account or from the Contract before the end of the Interest Term may also result in a negative Contract adjustment and loss of positive performance. If you take a withdrawal prior to the end of an Interest Term, the withdrawal will cause a reduction (perhaps significant reduction) to your Base Value. Reductions to your Base Value will negatively impact your Indexed Account Value for the remainder of the Interest Term and may result in a lower amount of Indexed Interest being credited, if any, at the end of the Interest Term as well as reduce the amount of Death Benefit available to your Beneficiaries.

At the end of each Interest Term or if the Return Lock feature has been exercised, at the end of the current or any subsequent Interest Term Year, you may elect to transfer your Contract Value between the Fixed Account and any Indexed Account(s) and between Indexed Account(s) and begin a new Interest Term. If we do not receive a transfer request from you by the Transfer Notice Deadline, your allocations will remain the same and no transfers will occur. If an Indexed Account in which you are invested is no longer offered and we do not receive a transfer request, any amount in that Indexed Account will be transferred to the Fixed Account.

For more information, see the statutory prospectus section titled “Principal Risks of Investment in the Contract” and “Transfers”.
What are the Risks Associated with the Investment Options?	Investment in the Contract is subject to the risk of poor investment performance and can vary depending on the performance of the investment options available under the Contract (e.g., the Indexed Accounts). Each investment option (including the Fixed Account) has its own unique risks. You should review the available investment options before making an investment decision. Not all Indexed Accounts may be currently available in all states. Also, your selling firm may not recommend the selection of certain Indexed Accounts or other features available under the Contract based on criteria established by the selling firm. You should speak with your financial professional for details about the Indexed Accounts and features available to you.

All of the Indices we currently offer are price return indices which do not reflect dividends or distributions paid on the components of the Indices. This reduces the Index Return and will cause the Index to underperform a direct investment in the securities composing the Index.

The upside potential feature of the applicable Crediting Methods will limit positive Index Returns (e.g., limited upside). This may result in you earning less than the Index Return. For example:

The Indexed Interest Cap represents the maximum positive Adjusted Index Return for a given Interest Term and limits the amount of positive Indexed Interest that we may be obligated to credit for any Interest Term. If the Indexed Interest Cap is 8% and the Index Return is 15%, we would credit Indexed Interest at the Adjusted Index Return of 8% (the Index Return up to the Indexed Interest Cap) at the end of the Interest Term.

The downside protection feature of the applicable Crediting Methods will limit negative Index Returns (e.g., limited protection in the case of market decline). For example:

The Indexed Interest Buffer represents the amount of negative Index Return that you are protected from before you are credited with negative Indexed Interest. If the Indexed Interest Buffer is 10% and the Index Return is -15% (negative Index Return that exceeds the Indexed Interest Buffer), we would credit Indexed interest at the Adjusted Index Return of -5%.

The Indexed Interest Floor is the maximum negative Adjusted Index Return. If the Index Return is -15% and the Indexed Interest Floor is -10%, we would credit Indexed Interest at the Adjusted Index Return of -10% (the negative Index Return Up to the Indexed Interest Floor).
For more information, see the statutory prospectus sections titled “Principal Risks of Investing in the Contract,” “Investment Options,” and “Additional Information on the Indexed Accounts.”
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What are the Risks Related to the Insurance Company?	Investment in the Contract is subject to the risks related to Symetra Life Insurance Company. Any obligations (including obligations related to the Symetra Fixed Account and Indexed Accounts), guarantees, and benefits provided for under the Contract are subject to our financial strength and claims-paying ability. More information about us, including our financial strength ratings, is available upon request by calling 1-800-796-3872, or visiting us at investors.symetra.com.
For more information, see the statutory prospectus section titled “Principal Risks of Investing in the Contract”.
RESTRICTIONS
Are there Restrictions on the Investment Options?
Yes. You may allocate amounts under the Contract to one or more of the Indexed Accounts available to you. Certain Indexed Accounts are closed to new investors and only available to Contract Owners who had Indexed Account Value invested in them as of a certain date. Once the applicable Interest Term is over, these Indexed Accounts will close. No new allocations are permitted to these Indexed Accounts.

We reserve the right to add, combine, restrict or remove any Indexed Account available as an investment option under your Contract. We further reserve the right to restrict or remove the Fixed Account as an investment option available under the Contract.

We may also add or remove an Index or Crediting Method during the time that you own the Contract. There is no guarantee that any particular Indexed Account, Index, or Crediting Method will be available during the entire time that you own your Contract. We may replace an Index at any time during an Interest Term.

Transfers may only be made at the end of each Interest Term or, if the Return Lock feature has been exercised, at the end of the current or any subsequent Interest Term Year.

You may exercise the Return Lock feature only once during an Interest Term for each Indexed Account. Once you exercise the Return Lock feature, it may not be revoked.

The amount of Contract Value allocated to an Indexed Account at the beginning of an Interest Term must be at least $2,000.

If any transfer reduces an Indexed Account Value to less than $2,000, the entire amount remaining in that Indexed Account will be automatically transferred to the Fixed Account.

The Contract is a single premium annuity contract. Additional Purchase Payments will not be accepted.

We may change the Indexed Interest Caps from one Interest Term to the next, subject to the guaranteed minimum rates for each upside potential feature.
The Indexed Interest Floor and Indexed Interest Buffer applicable to each Indexed Account will not change for the life of your Contract. We may change the Indexed Interest Floor and Indexed Interest Buffer for new Indexed Accounts and Contracts issued in the future, and future Contracts may have different Indexed Interest Floors and Indexed Interest Buffers for different Indexed Accounts.

For more information, see the statutory prospectus sections titled “Principal Risks of Investing in the Contract,” “Purchase,” “Investment Options,” “Additional Information on the Indexed Accounts,” and “Transfers.”
Are there any Restrictions on Contract Benefits?
Yes. Except as provided otherwise, Contract benefits may be modified or terminated by the Company.

All withdrawals will reduce the death benefit, perhaps significantly, and the reduction may be more than the amount of the withdrawal.

For more information see the statutory prospectus sections titled “Principal Risks of Investing in the Contract,” “Return Lock,” and “Access to Your Money During the Accumulation Phase.”
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TAXES
What are the Contract’s Tax Implications?	You should consult a competent tax professional about your individual circumstances to determine the tax implications of an investment in and Purchase Payment received under the Contract. There is no additional tax benefit if you purchased the Contract through a tax-qualified vehicle including but not limited to an individual retirement account (IRA). Access to amounts held in a qualified Contract may be restricted or prohibited.

All distributions other than death benefits, including surrenders and withdrawals will be subject to ordinary income tax, and may be subject to tax penalties.

For more information, see the statutory prospectus section titled “Taxes”.

CONFLICTS OF INTEREST
How are Investment Professionals Compensated?	Some investment professionals may receive compensation for selling the Contract to investors. Investment professionals who solicited sales of the Contracts receive a portion of the commission payable to the broker-dealer firm, depending on the agreement between the broker-dealer and the investment professional. We pay commissions as a percentage of the Purchase Payment invested in the Contract.

These investment professionals may receive different compensation for selling different investment products and may have a financial incentive to offer or recommend the Contract over another investment.

For more information, see the statutory prospectus section titled “Distribution”.
Should I Exchange My Contract?	An investment professional may have a financial incentive to offer you a new contract in the place of a contract you already own.

You should only exchange your contract for a new one if you determine, after comparing the features fees and risks of both contracts, and any fees or penalties to terminate the existing contract, that it is preferable for you to purchase the new contract rather than continue to own the existing contract.

For more information, see the statutory prospectus section titled “Distribution”.

BENEFITS AVAILABLE UNDER THE CONTRACT

The following table summarizes the information about the benefits available under the Contract.

Name of Benefit	Purpose	Standard or Optional	Maximum Fee	Descriptions of Restrictions or Limitations
Basic Death Benefit	To provide your Beneficiary with a payment upon your death.	Standard	None	•Only available during the Accumulation Phase •The Contract Value component may reflect Interim Value(s) •Withdrawals will reduce the death benefit, perhaps significantly •State variations may apply
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Name of Benefit	Purpose	Standard or Optional	Maximum Fee	Descriptions of Restrictions or Limitations
Return Lock	Permits you to lock in the Interim Value of an Indexed Account prior to the end of an Interest Term	Standard	None
•Only available during the Accumulation Phase

•The entire Indexed Account Value must be locked in

•May only be exercised once during an Interest Term

•Exercise of the feature is irrevocable

•Locked in amount will be the Interim Value calculated at the end of the Business Day after the Business Day your request is received

•You will not know the Interim Value to be locked in prior to exercising the feature

•Locked in amount will not be credited with Indexed Interest at the end of the Interest Term

•Withdrawals (including applicable surrender charges, taxes, and tax penalties) will reduce the locked in amount dollar-for-dollar

Nursing Home Waiver	Waives the surrender charge on withdrawals while you are confined in an eligible facility	Standard	None
•Only available during the Accumulation Phase

•Must be confined in an eligible facility

•Period of confinement must be at least 30 consecutive days

•Satisfactory proof of confinement must be provided

•If confinement existed on the Contract Date, you may not rely on this waiver until after the first Contract Year

•Withdrawals under the rider may be based on Interim Value(s), and may be subject to taxes, and tax penalties

•Withdrawals will reduce the Contract Value and death benefit, perhaps significantly, and the reduction may be greater than the amount withdrawn

•State variations may apply

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Name of Benefit	Purpose	Standard or Optional	Maximum Fee	Descriptions of Restrictions or Limitations
Terminal Illness Waiver	Waives surrender charges on withdrawals while you are terminally ill	Standard	None
•Only available during the Accumulation Phase

•Satisfactory proof of terminal illness must be received

•Terminal illness must be diagnosed after Contract Date

•Withdrawals under the rider may be based on Interim Value(s), and may be subject to taxes, and tax penalties

•Withdrawals will reduce the Contract Value and death benefit, perhaps significantly, and the reduction may be greater than the amount withdrawn

•State variations may apply

Repetitive Withdrawals	Permits automatic withdrawal of payments from the Contract Value on a monthly, quarterly, semi-annual, or annual basis	Standard	None
•Only available during the Accumulation Phase

•Minimum withdrawal amount is $500

•Withdrawals may be based on Interim Value(s), and may be subject to surrender charges, taxes and tax penalties

•Withdrawals will reduce the Contract Value and death benefit, perhaps significantly, and the reduction may be greater than the amount withdrawn

Free Withdrawal Amount	Permits withdrawal of a specific amount of the Contract Value each Interest Term Year during the first 6 Contract Years without incurring a surrender charge	Standard	None
•Only available during the Accumulation Phase

•Withdrawals of the free withdrawal amount may be based on Interim Value(s), and may be subject to taxes and tax penalties

•Withdrawals of the free withdrawal amounts will reduce the Contract Value and death benefit, perhaps significantly, and the reduction may be greater than the amount withdrawn

BUYING THE CONTRACT

If you are younger than age 81, you may purchase the Contract by completing an application and submitting a minimum Purchase Payment of $25,000. Only one Purchase Payment is allowed under the Contract. For IRAs and Roth IRAs, because the minimum Purchase Payment we accept exceeds the annual contribution limits for IRAs and Roth IRAs, your initial Purchase Payment must include a rollover contribution. We will not accept, without our prior approval, any Purchase Payment in excess of $1 million.

Purchase Payments should be made payable to Symetra Life Insurance Company and submitted to our Home Office. Purchase Payments must be made in U.S. dollars and must be made in a form acceptable to us. You may choose to make Purchase Payments:

•By personal check;
•By Electronic Funds Transfer (“EFT”); or
•By wire transfer.

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We will not accept Purchase Payments made in the following forms:

•Cash;
•Credit cards; and
•Money orders or travelers checks.

We will not deem correspondence, including transactional inquiries including applications and Purchase Payments, to be received by us until picked up at our Home Office address.

We reserve the right not to accept third-party checks. In some circumstances and at our discretion, we may accept third-party checks that are from a rollover or transfer from other financial institutions.

We reserve the right to refuse any Purchase Payment that exceeds $1 million and any Purchase Payment that exceeds $1 million when aggregated with previous Purchase Payments made to other Contracts. Further, we reserve the right to refuse any Purchase Payment that does not meet our minimum Purchase Payment requirements, is not in good order, or is otherwise contrary to law for Symetra Life to accept. In addition, we reserve the right to refuse any application. If we refuse your application, we will return your Purchase Payment to you.

ALLOCATING YOUR PURCHASE PAYMENT
You tell us how to apply your Purchase Payment by specifying in the Contract application your desired allocation (by percentage) among the Fixed Account and the available Indexed Accounts. Following the Contract Date, your Purchase Payment will be allocated according to your instructions on the Allocation Date. Allocations occur on the 7th or the 21st calendar day of each month. If this day is not a Business Day, allocation will occur on the next Business Day. The Allocation Date and Contract Date cannot be the same date. Beginning on the Contract Date until the Allocation Date, your Purchase Payment, less any applicable taxes, will be allocated to the Fixed Holding Account.

Fixed Holding Account. On your Contract Date, we will allocate your Purchase Payment, less any applicable taxes, to the Fixed Holding Account. Your Purchase Payment (and all interest credited to your Contract Value) will remain in the Fixed Holding Account until the Allocation Date when it will be allocated according to the allocation instructions in your Contract application.
We credit compound interest on amounts allocated to the Fixed Holding Account at rates declared by us. The Fixed Holding Account interest rate will never be less than 1%. You assume the risk that we will not declare an interest rate higher than 1%.

Example 1: Assume that your Contract Date is the 1st calendar day of a month. You have told us that you want your entire Purchase Payment to be allocated to the S&P 500® Indexed Account with Point to Point with Indexed Interest Buffer of 10% and a one-year Interest Term. Your Purchase Payment will be allocated to the Fixed Holding Account and it will earn interest until the 7th calendar day of the same month (or the next Business Day, if the 7th is not a Business Day), at which time we will allocate your Purchase Payment, plus any interest earned, to the S&P 500® Indexed Account you have selected.

Example 2: Assume that your Contract Date is the 21st calendar day of a month. You have told us that you want your entire Purchase Payment to be allocated to the S&P 500® Indexed Account with Point to Point with Indexed Interest Buffer of 10% and a six-year Interest Term. Although the 21st calendar day of a month is a potential Allocation Date, the Allocation Date and the Contract Date cannot be the same date. Therefore, we will allocate your Purchase Payment to the Fixed Holding Account and it will earn interest until the 7th calendar day of the following month (or the next Business Day, if the 7th is not a Business Day), at which time we will allocate your Purchase Payment, plus any interest earned, to the S&P 500® Indexed Account you have selected.

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CONTRACT

TYPES OF WITHDRAWALS
The money under your Contract may be accessed in the following ways during the Accumulation Phase:

•by taking partial withdrawals (including repetitive withdrawals, a form of systematic partial withdrawals); and
•by taking a full withdrawal (i.e., surrendering your Contract).

Your Contract Value and Base Value will decline whenever you take partial withdrawals. If you take a partial withdrawal and, immediately after the withdrawal, your Contract Value would be less than $2,000, we will instead pay you the Cash Surrender Value and terminate your Contract. If you take a full withdrawal, we will pay you the Cash Surrender Value and terminate your Contract. You may not take withdrawals greater than your Cash Surrender Value.

Partial withdrawals and full withdrawals may be subject to surrender charges. See the section titled "Surrender Charge” in the statutory prospectus for more information about surrender charges. Repetitive withdrawals that are based on life expectancy are not subject to surrender charges. In addition, eligible withdrawals under the nursing home waiver or the terminal illness waiver are not subject to surrender charges.
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All withdrawals are subject to any applicable taxes payable by us and not previously deducted. Withdrawals are not possible during the Income Phase.

PARTIAL WITHDRAWALS
During the Accumulation Phase, you can make partial withdrawals from your Contract Value at any time by sending a signed request to our Home Office. The withdrawal request must be accompanied with all the information we need to process it. Unless you tell us otherwise, partial withdrawals will be taken proportionately from the Fixed Account and Indexed Accounts based on how your Contract Value is allocated by percentage. Partial withdrawals must be at least $500. If your Contract Value is less than $500, you may only surrender the Contract for the Cash Surrender Value.

As part of your withdrawal request, you may indicate the Business Day on which you would like to take the withdrawal, including if you would like to take the withdrawal at the end of the current Interest Term. If you indicate the Business Day on which your withdrawal should be taken, we must receive your withdrawal request in good order no later than the close of the Business Day on which you wish to take the withdrawal. If you do not indicate the Business Day on which to take the withdrawal, your withdrawal will be taken on the Business Day that we receive your request. If we receive your request in good order on a non-Business Day or after the close of a Business Day, it will be deemed to be received on the next Business Day.

Partial withdrawals taken from an Indexed Account may negatively impact (perhaps significantly) your Indexed Account Value for the remainder of the Interest Term. Partial withdrawals from an Indexed Account may also negatively impact (perhaps significantly) the Indexed Account Values that you may lock-in with the Return Lock feature.

FULL WITHDRAWALS
You can take a full withdrawal (i.e., surrender your Contract for its Cash Surrender Value) at any time during the Accumulation Phase by sending a signed request to our Home Office in good order. A surrender request will be in good order if it contains all the information necessary to process the transaction. All benefits under the Contract will be terminated as of the Business Day that we receive your surrender request. The Cash Surrender Value will be as of the Business Day that we process the transaction. We will pay you the Cash Surrender Value within seven calendar days thereof.

As part of your withdrawal request, you may indicate the Business Day on which you would like to take the withdrawal, including if you would like to take the withdrawal at the end of the current Interest Term. If you indicate the Business Day on which your withdrawal should be taken, we must receive your withdrawal request in good order no later than the close of the Business Day on which you wish to take the withdrawal. If you do not indicate the Business Day on which to take the withdrawal, your withdrawal will be taken on the Business Day that we receive your request. If we receive your request in good order on a non-Business Day or after the close of a Business Day, it will be deemed to be received on the next Business Day.

REPETITIVE WITHDRAWALS (A FORM OF SYSTEMATIC PARTIAL WITHDRAWALS)
Repetitive withdrawals allow you to automatically withdraw payments of a pre-determined dollar amount or a fixed percentage of Contract Value on a monthly, quarterly, semi-annual or annual basis. The minimum amount for each repetitive withdrawal is $500. You may request repetitive withdrawals by completing the appropriate form and sending it to our Home Office.
Repetitive withdrawals may be used to avoid tax penalties for premature withdrawals or to satisfy minimum distribution requirements of qualified Contracts. To do this they must be set up as a series of substantially equal withdrawals made at least annually and based on:

•your life expectancy; or
•the joint life expectancy of you and your Beneficiary.

Repetitive withdrawals based on life expectancy are intended to deplete your Contract Value over the life expectancy through withdrawals that are substantially equal (as outlined in IRS guidance). To begin repetitive withdrawals based on life expectancy, you must verify your age in order for us to calculate the monthly, quarterly, semi-annual or annual withdrawal amount. We calculate the amount of a repetitive withdrawal based on life expectancy by dividing the Contract Value by the life expectancy of the Owner as determined by using the IRS single-life life expectancy table or for IRA required minimum distributions, the appropriate IRS table. If repetitive withdrawals are based on joint-life life expectancy, we divide the Contract Value by the joint-life expectancy of the Owner and the Beneficiary by using the IRS joint-life life expectancy table or for IRA required minimum distributions, the appropriate IRS table.
Example:  Assume that the Contract Value is equal to $100,000 and the Owner requests repetitive withdrawals based on life expectancy and is age 55. Based on the IRS single-life table, the life expectancy of an Owner age 55 is 29.6 years. The first repetitive withdrawal amount is equal to $100,000 divided by 29.6 which equals an annual payment of $3,378.38.
Assume that in one year, when the Owner is age 56, the Contract Value is equal to $101,453. The life expectancy of the Owner is 28.7 years. The repetitive withdrawal amount is equal to $101,453 divided by 28.7 which equals an annual payment of $3,534.95.
Repetitive withdrawals that are based on life expectancy may allow you to avoid the early withdrawal tax penalty of 10% that you would otherwise pay for taking withdrawals prior to age 59½. If you take additional withdrawals or otherwise modify or stop these
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repetitive withdrawals, a surrender charge may apply and there may be tax consequences and penalties. You should talk to your tax professional for more information on taking repetitive withdrawals to avoid the 10% tax penalty. If you make repetitive withdrawals that are not based on life expectancy, the same restrictions, income taxes, and tax penalties that apply to random withdrawals may also apply to repetitive withdrawals. Repetitive withdrawals that are not based on life expectancy are subject to surrender charges.

If you receive a repetitive withdrawal prior to the end of an Interest Term, like any other partial withdrawal prior to the end of an Interest Term, the repetitive withdrawal will cause a reduction (perhaps significant reduction) to your Base Value. Reductions to your Base Value will negatively impact your Indexed Account Value for the remainder of the Interest Term and may result in a lower amount of Indexed Interest being credited, if any, at the end of the Interest Term. It is possible to elect repetitive withdrawals that coincide with the ends of your Interest Terms so that such withdrawals do not negatively impact your Base Values. In addition, while repetitive withdrawals based on life expectancy are not subject to surrender charges, repetitive withdrawals that are not based on life expectancy may be subject to surrender charges. You should carefully consider how taking repetitive withdrawals can negatively impact your investment in the Contract. See the statutory prospectus sections titled “Base Value Risk,” “Impact of Withdrawals from Indexed Accounts,” and “Surrender Charge” for more information.

You should consult your tax and financial advisors prior to taking, modifying, or stopping repetitive withdrawals.

IMPACT OF WITHDRAWALS FROM INDEXED ACCOUNTS
Under the Contract, you are permitted to take full or partial withdrawals at any time during the Accumulation Phase. Withdrawals may be subject to surrender charges and any applicable taxes payable by us and not previously deducted.

In addition, if you withdraw Contract Value allocated to an Indexed Account, the withdrawal will cause a reduction (perhaps significant reduction) to your Base Value. If a withdrawal is taken from an Indexed Account during an Indexed Account Term, your Base Value will be immediately reduced in a proportion equal to the reduction in your Indexed Account Value, which will be your Interim Value. You should fully understand how a withdrawal from an Indexed account reduces your Base Value because reductions in your Base Value always result in reductions (perhaps significant reductions) to your Indexed Account Value for the remainder of the Interest Term. See the statutory prospectus section titled Interim Value for more information.

Reductions to your Base Value will negatively impact your Indexed Account Value in three ways.

•First, a reduction in your Base Value may cause your Indexed Account Values for the remainder of the Interest Term to be lower than if you did not take the withdrawal.
•Second, at the end of the Interest Term, assuming that you do not exercise the Return Lock feature, any positive Indexed Interest credited to you will be lower than if you did not take the withdrawal. This is because the Adjusted Index Return is applied to your Base Value in order to calculate your Indexed Interest, and a withdrawal reduces your Base Value.
•Third, while you may still exercise the Return Lock feature after taking a withdrawal, because your Indexed Account Values for the remainder of the Interest Term will likely be lower than if you did not take the withdrawal as explained above, the Indexed Account Values that you are able to lock-in with the Return Lock feature will likely be lower than the Indexed Account Values that would have been possible had you not taken the withdrawal.
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ADDITIONAL INFORMATION ABOUT FEES

The following tables describe the fees, expenses and adjustments you will pay when buying, owning and surrendering or making withdrawals from an investment option or from the Contract. Please refer to your Contract data page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you buy the Contract, or surrender or make withdrawals from an investment option or from the Contract. State premium taxes may also be deducted.

TRANSACTION EXPENSES	MAXIMUM AMOUNT DEDUCTED	CURRENT AMOUNT DEDUCTED
SURRENDER CHARGE (1) (As a percentage of the amount withdrawn)	8%	Year 1 ........................... 8%
Year 2 ........................... 8%
Year 3 ...........................   7%
Year 4 ...........................   6%
Year 5 ...........................   5%
Year 6 ...........................   4%
Year 7+.......................... 0%
(1) Surrender charges apply to withdrawals and surrenders in excess of the free withdrawal amount. In addition, surrender charges may be waived if you are eligible to exercise the Nursing Home and Terminal Illness Waiver.

The next table describes the adjustments, in addition to any transaction expenses, that apply if all or a portion of the Contract Value is removed from an investment option or from the Contract before the expiration of a specified period.

ADJUSTMENTS (1)
Maximum Potential Loss Due to the Interim Value Adjustment (as a percentage of Contract Value at the start of an Interest Term or amount withdrawn, as applicable)	100%

(1) Account value adjusts daily, known as the Interim Value. The Interim Value represents the daily value of the underlying hypothetical investments associated with your selected Indexed Account(s). Except for the first and last Business Day of an Interest Term, your Indexed Account Value is largely based on your Interim Value and is the amount available for withdrawals, surrenders, annuitization and death benefits. The Interim Value will also be used if you exercise the Return Lock feature. The maximum loss would only occur if there is a total surrender of the Indexed Account Value during the Interest Term at a time when the Index Value has declined to zero.

In addition to the fees described above, we limit the amount you can earn on certain of the Indexed Account options. This means your returns may be lower than the Index's returns. In return for accepting this limit on Index gains, you will receive some protection from Index losses.

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APPENDIX: INVESTMENT OPTIONS AVAILABLE UNDER THE CONTRACT
The following is a list of Indexed Accounts currently available under the Contract. We may change the features of the Indexed Account listed below (including the Index and the current limits on the Index gains and losses), offer new Indexed Accounts, and terminate existing Indexed Accounts. We will provide you with written notice before making any changes other than changes to current limits on Index gains. More information about current limits on Index gains is available at www.symetra.com/ratescaps.

Note: If amounts are removed from an Indexed Account before the end of its Interest Term, we will apply a Contract adjustment. This may result in a significant reduction in your Contract Value that could exceed any protection from Index loss that would be in place if you held the option until the end of the Interest Term.

See the statutory prospectus sections titled “Crediting Methods” and “Interim Value” under “Charges and Adjustments” for more information.

Index (1)	Type of Index	Interest Term	Index Crediting Method	Current Limit on Index Loss (if held until the end of the Interest Term)	Minimum Limit on Index Gain (for the life of the Indexed Account)
S&P 500	Market Index	1 year	Point to Point with Indexed Interest Buffer and Indexed Interest Cap	10% Indexed Interest Buffer	2% Cap during Surrender Period and 1% thereafter
Russell 2000	Market Index	1 year	Point to Point with Indexed Interest Buffer and Indexed Interest Cap	10% Indexed Interest Buffer	2% Cap during Surrender Period and 1% thereafter
Nasdaq 100	Market Index	1 year	Point to Point with Indexed Interest Buffer and Indexed Interest Cap	10% Indexed Interest Buffer	2% Cap during Surrender Period and 1% thereafter
S&P 500	Market Index	1 year	Point to Point with Indexed Interest Floor and Indexed Interest Cap	-10% Indexed Interest Floor	2% Cap during Surrender Period and 1% thereafter
Russell 2000	Market Index	1 year	Point to Point with Indexed Interest Floor and Indexed Interest Cap	-10% Indexed Interest Floor	2% Cap during Surrender Period and 1% thereafter
Nasdaq 100	Market Index	1 year	Point to Point with Indexed Interest Floor and Indexed Interest Cap	-10% Indexed Interest Floor	2% Cap during Surrender Period and 1% thereafter
S&P 500	Market Index	6 year	Point to Point with Indexed Interest Buffer and Indexed Interest Cap	10% Indexed Interest Buffer	2% Cap during Surrender Period and 1% thereafter
Russell 2000	Market Index	6 year	Point to Point with Indexed Interest Buffer and Indexed Interest Cap	10% Indexed Interest Buffer	2% Cap during Surrender Period and 1% thereafter
S&P 500	Market Index	6 year	Point to Point with Indexed Interest Buffer and Indexed Interest Cap	20% Indexed Interest Buffer	2% Cap during Surrender Period and 1% thereafter
Russell 2000	Market Index	6 year	Point to Point with Indexed Interest Buffer and Indexed Interest Cap	20% Indexed Interest Buffer	2% Cap during Surrender Period and 1% thereafter
S&P 500	Market Index	6 year	Point to Point with Indexed Interest Buffer and Indexed Interest Cap	30% Indexed Interest Buffer	2% Cap during Surrender Period and 1% thereafter
(1)     All of the Indices we currently offer are price return indices which do not reflect dividends or distributions paid on the components of the Indices.

We do not guarantee that the Contract will always offer Indexed Accounts that limit Index losses, which would mean risk of loss of the entire amount invested.

We set the Indexed Interest Caps at our discretion; however, they will never be less than the lowest limits on the Index gains. The Indexed Interest Cap will never be less than 2% during the surrender charge period or 1% thereafter.

The following lists the fixed option currently available under the Contract. We may change the features of the fixed option listed below, offer new fixed options, and terminate existing fixed options. We will provide you with written notice before doing so.

Name	Interest Term	Minimum Guaranteed Interest Rate
Symetra Fixed Account	1 year	1%
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SUMMARY PROSPECTUS BACK COVER
This Summary Prospectus incorporates by reference the prospectus for the Contract and the Statement of Additional Information (“SAI”), both dated May 1, 2025, as amended or supplemented. The SAI may be obtained, free of charge, in the same manner as the statutory prospectus.

EDGAR Contract Identifier: C000261229